Pennsylvania Merchant Group Ltd

July 30, 1997


PERSONAL & CONFIDENTIAL

Mr. Shelly Finkel
Chairman of the Board
Global Telecommunication Solutions, Inc.
c/o Shelly Finkel Management
60 East 42nd Street, Suite 464
New York, NY   10165

Dear Shelly:

Based on your discussions to date with PMG, we are pleased to propose that Global Telecommunication Solutions, Inc. ("GTS" or the "Company") retain Pennsylvania Merchant Group Ltd. ("PMG") as its financial advisor and investment banker. The principal elements of the agreement ("Agreement") between PMG and the Company in connection with the performance of our financial advisory and investment banking services are as follows:

1. Services to be Rendered. The services that PMG will render to the Company under the terms of this Agreement will include, but not be limited to, the following:

     (i) PMG will perform a due diligence review of the business, operations, properties, financial condition and prospects of the Company;

     (ii) Rendering advice and assistance in connection with the preparation of annual and interim reports and press releases;

     (iii) Assisting in the Company's financial public relations;

     (iv) Arranging, on behalf of the Company, at appropriate times, meetings with securities analysts;

     (v)  Rendering advice with regard to internal operations, including:

           (a) the formation of corporate goals and their implementation;
           (b) the Company's financial structure and its divisions or subsidiaries;
           (c) securing,   when  and  if  necessary  and possible, additional
               financing through banks and/or insurance companies; and
           (d) corporate organization and personnel; and

     (vi) Rendering advice with regard to any of the following corporate finance matters:

           (a) changes in the capitalization of the Company;
           (b) changes in the Company's  corporate  structure;
           (c) redistribution of shareholdings   of  the  Company's  stock;
           (d) offerings  of ecurities in public and private transactions;
           (e) alternative uses of corporate  assets;
           (f) structure and use of debt; and
           (g) sales of stock by insiders pursuant to Rule 144 or otherwise.




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     (vii)PMG will  assist  the  Company  through  the  preparation  of  various financial analyses, including valuation analyses;

     (viii) PMG will assist the Company in the preparation of materials designed to reflect the true value of the Company to interested parties;

     (ix) PMG will assist in identifying, qualifying and contacting (subject to prior approval of the Company), on a highly confidential basis, entities with which the Company would entertain prospective business combinations, including mergers and acquisitions by the Company, and a sale by the Company of its business (any transactions being referred to as a "Transaction");

     (x) PMG will assist and advise the Company with respect to structuring any Transaction, including the evaluation of various types of consideration, such as cash, debt and common stock, to be received or paid by the Company in the Transaction;

     (xi) PMG will advise the Company regarding the strategy and tactics to be used during the negotiating process for any Transaction;

     (xii)PMG will assist the Company in implementing the strategy developed above; and

     (xiii) At the request of the Board of Directors of the Company, PMG will furnish to the Company a Fairness Opinion Letter ("Fairness Opinion"), containing our opinion, as investment bankers, as to the fairness, strictly from a financial point of view, to the Company's shareholders of any Transaction.

2. Fees. As compensation for providing the Advisory Services, hereunder, PMG's fees will be as follows:

     (i) a Retainer of $25,000 per month, for a minimum of twelve months. The first month the Retainer will be paid for is August 1997.

     (ii) 100,000 warrants to purchase GTS common stock. The warrants will be exercisable commencing January 25, 1998 at $7.00 per share. The warrants will be subject to standard anti-dilutive adjustments for stock splits and dividends and the like, and will be exercisable for a period of three years. The form of warrant will contain appropriate and customary cashless exercise and piggyback registration rights provisions.

     (iii)a Transaction Fee equal to 0.5% of the fair value of any Transaction which entails the sale of the Company's business (the "Transaction Fee"), payable in cash on the closing date of the Transaction. The term "Fair Value" shall mean an amount equal to the aggregate value of any cash or debt paid to the Company and any common stock issued to the Company in the Transaction, as valued on the date in which the Transaction is closed. The fee for any other type of Transaction will be separately negotiated by us. Any Retainer fees paid at the time of any closing of the Transaction will be credited towards any fee with respect to such Transaction;

     (iv) in the event the Company enters into a Transaction which entails the sale of the Company's business within 12 months after the termination of this Agreement, the Company will pay PMG the Transaction Fee; and

     (v) the Company will reimburse PMG, on a monthly basis, its reasonable out-of-pocket expenses; provided that no expenses in excess of $1,500 will be incurred without the Company's consent.

3. Term of Agreement. This Agreement shall commence, subject to necessary approval by the Company's Board of Directors, as of the date of this letter and shall continue for a period of one year, or until the closing of a Transaction. After one year, if we both then agree, it shall remain in effect until terminated by either PMG or the Company. The Termination shall become effective 30 days after written notice of termination is received by



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   the other party,  subject to those  provisions  of  this Agreement which have application subsequent to the termination of this Agreement.

4. Indemnity. The Company agrees to indemnify and hold harmless PMG, including any affiliated companies, and their respective officers, directors, controlling persons and employees and any persons retained in connection with a proposed Transaction (whether or not consummated) (the "Indemnitees"), from and against all claims, damages, losses, liabilities and expenses as the same are incurred (including any legal or other expenses reasonably incurred in connection with investigating or defending against any such loss, claim, damage or liability or any action in respect
   thereof),   related  to  or  arising  out  of  its  activities   hereunder.
   Notwithstanding  the  foregoing,  the  Company  shall  not   be   liable  for
   indemnity under this Agreement in respect of any loss, claim, damage, liability or expense arising from PMG's gross misconduct or negligence in performing the services described above. This provision shall survive any termination of PMG's engagement as well as the consummation or abandonment of any Transaction.

5. Entire Agreement and Governing Law. This Agreement may not be amended or modified except in writing, and shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

6. Our retention by you shall be kept confidential by us and not disclosed to anyone without your prior consent.

If the foregoing correctly sets forth your understanding, please so indicate by signing and returning to us the enclosed copy of this letter.

Sincerely,

PENNSYLVANIA MERCHANT GROUP LTD


BY:   /s/ Richard A. Hansen
--------------------------------
         Richard A. Hansen
         President


Accepted and Agreed to

this 31st day of July, 1997

GLOBAL TELECOMMUNICATION SOLUTIONS, INC.


BY:   /s/ Shelly Finkel
----------------------------------------
         Shelly Finkel
         Chairman of the Board







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